FOR IMMEDIATE RELEASE


DATE:      December 1, 2008
CONTACT:   Joseph F. Conners
           Executive Vice President and Chief Financial Officer
PHONE:     (215) 864-6000


         Philadelphia, Pennsylvania - December 1, 2008. Beneficial Mutual Bancorp, Inc. (Nasdaq - BCNL) announced that Craig W. Yates who is a director of the Company has advised management that he has decided to sell Company stock owned by him in the open market. Mr. Yates has not indicated the total number of shares that he intends to sell or the timing of any such sales. From November 17, 2008 to November 26, 2008 Craig W. Yates sold 50,190 shares and he has notified the Company that he currently intends to sell an additional 70,000 shares. Mr. Yates currently owns 2,287,090 shares, or 6.27% of the Company's publicly traded shares. Mr. Yates acquired a substantial amount of his shares of Company stock in connection with the acquisition by the Company of FMS Financial Corporation. In connection with the merger, FMS Financial shareholders were offered the opportunity to exchange their shares for Company common stock subject to pro ration procedures. Mr. Yates owned 21.18% of the total outstanding shares of FMS Financial and elected to receive Company stock in connection with the merger. No other director has indicated an intention to sell shares of the Company's stock.

FORWARD LOOKING STATEMENTS

         This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.